 EXHIBIT 4.15
Subordination Agreement

This Subordination Agreement (this “Agreement”) is made as of August 17, 2012, by and between Fifth Third Bank, an Ohio banking corporation, as successor by merger with Fifth Third Bank, a Michigan banking corporation (“Senior Lender”), and St George Investments LLC, an Illinois limited liability company (the “Subordinate Lender”) (Senior Lender and Subordinate Lender are hereinafter from time to time collectively referred to as “Lenders” or individually as a “Lender”).

Recitals

Whereas, Senior Lender has made certain loans and credit accommodations to Pulse Systems, LLC, a Delaware limited liability company (“Borrower”), pursuant to the terms and provisions of that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and that certain Fourth Amendment to Loan and Security Agreement of even date herewith, each by and between Senior Lender and Borrower, as further amended, renewed or restated from time to time (collectively the “Senior Loan Agreement”);

Whereas, in connection with the sale of the common membership units of Borrower to United American Healthcare Corporation, a Michigan corporation (“UAHC”), pursuant to that certain Membership Unit Purchase Agreement dated as of June 18, 2010, by and among Pulse Systems Corporation, a California corporation (“Original Subordinate Lender”), Borrower and UAHC, Borrower and Original Subordinate Lender entered into an agreement whereby Borrower may redeem the preferred membership units issued by Borrower and owned by Original Subordinate Lender at certain intervals pursuant to the provisions of that certain Redemption Agreement dated as of June 18, 2010, by and between Borrower and Original Subordinate Lender (as amended or restated from time to time, the “Redemption Agreement”), a copy of which is attached hereto as Exhibit “A”;

Whereas, Subordinate Lender purchased from Original Subordinate Lender the preferred membership units which are the subject of the Redemption Agreement;

Whereas, Borrower is a party to that certain Guaranty Agreement dated August 14, 2012 in favor of Subordinate Lender (the “Guaranty Agreement”), a copy of which is attached hereto as Exhibit “B”, pursuant to which Borrower guarantees the obligations of UAHC under (i) that certain promissory note dated September 28, 2011 executed by UAHC in favor of Subordinate Lender in the original principal amount of $400,000, as amended (“Promissory Note #1”), (ii) that certain promissory note dated December 9, 2011 executed by UAHC in favor of Subordinate Lender in the original principal amount of $300,000, as amended (“Promissory Note #2”), (iii) that certain promissory note dated February 9, 2012 executed by UAHC in favor of Subordinate Lender in the original principal amount of $350,000, as amended (“Promissory Note #3”), (iv) that certain promissory note dated May 16, 2012 executed by UAHC in favor of Subordinate Lender in the original principal amount of $75,000, as amended (“Promissory Note

#4”), and (v) that certain promissory note dated August 14, 2012 executed by UAHC in favor of Subordinate Lender in the original principal amount of $370,000, as amended (“Promissory Note #5”) (collectively Promissory Note #1, Promissory Note #2, Promissory Note #3, Promissory Note #4 and Promissory Note #5 are hereinafter referred to as the “Subordinated Promissory Notes”);

Whereas, Borrower has received substantial economic benefits from the proceeds from Promissory Note #1, Promissory Note #2, Promissory Note #3 and Promissory #4 and all of the loan proceeds from Promissory Note #5 have been contributed to Borrower by UAHC;

Whereas, as a condition to providing the loan proceeds evidenced by Promissory Note #5, Subordinate Lender requires (i) Borrower to enter into that certain Security Agreement attached hereto as Exhibit “C” (the “Borrower Security Agreement”) and (ii) UAHC to enter into that certain Security Agreement attached hereto as Exhibit “D” (the “UAHC Security Agreement” collectively with the Borrower Security Agreement hereinafter the “Security Agreements”) which grants Subordinate Lender a security interest in all of Borrower’s assets as security for Borrower’s obligations under the Guaranty Agreement; and

Whereas, Senior Lender and Subordinate Lender desire to enter into this Agreement with respect to the exercise of certain rights, remedies and options by the respective parties hereto under the above-described documents and the agreements related thereto.

Agreement

Now, Therefore, in consideration of the above recitals and the provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Definitions.  For purposes of this Agreement, the following terms used herein shall have the following meanings:

“Collateral”: shall mean any and all property of any Loan Party which now constitutes or hereafter will constitute collateral or other security for payment of the Senior Debt or the Subordinate Debt.

“Enforcement”: shall mean, collectively or individually, for one or both of Senior Creditor or Subordinate Creditor, any action by Senior Creditor or Subordinate Creditor to (a) accelerate or collect payment of the Senior Debt or the Subordinate Debt, (b) repossess any amount of Collateral, or (c) commence the judicial or nonjudicial enforcement of any of the rights and remedies under the Senior Loan Documents, the Subordinate Loan Documents, related mortgages or agreements or applicable law in order to foreclose upon, liquidate or otherwise dispose of any assets of any Loan Party in other than the ordinary course of business.

“Loan Party”: shall mean Borrower and any other person or entity who is obligated in any manner with respect to the Senior Debt or the Subordinate Debt including, without limitation, any person or entity who now or hereafter executes and delivers any guaranties or security documents in favor of Senior Creditor with respect to Senior Debt or in favor of Subordinate Creditor with respect to Subordinate Debt.

“Proceeding”: shall mean any (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to any Loan Party or any of their respective properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (b) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of any Loan Party, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of any Loan Party, or (d) other marshaling of the assets of any Loan Party.

“Senior Commitment”: shall mean the obligation of Senior Creditor to make loans to or otherwise provide credit to Borrower pursuant to or under any Senior Loan Documents.

“Senior Creditor”: shall mean, individually and collectively, Senior Lender and all other present or future holders of all or part of the Senior Debt, and their respective successors and assigns.

“Senior Debt”: shall mean and include all indebtedness, obligations and liabilities of any Loan Party under the Senior Loan Documents, including, without limitation, all principal and interest (including interest accrued subsequent to, and interest that would have accrued but for, the filing of any petition under any bankruptcy, insolvency or similar law) and other amounts payable thereunder, in either case whether now or hereafter arising, direct or indirect, primary or secondary, joint, several or joint and several, final or contingent and whether incurred as maker, endorser, guarantor or otherwise.

“Senior Default”: shall mean the occurrence of an “Event of Default” or “Unmatured Event of Default” (as such terms are defined in the Senior Loan Agreement).

“Senior Loan Documents”: shall mean the Senior Loan Agreement and the “Other Agreements” (as such term is defined in the Senior Loan Agreement), as such documents may be amended or restated from time to time, and shall include, without limitation, any agreement, instrument and document executed and delivered prior hereto, contemporaneously herewith or hereafter by Borrower to Lender, including any “Rate Management Agreement” (as such term is defined in the Senior Loan Agreement) or any other agreement evidencing any service or product provided by Lender to Borrower.

“Subordinate Creditor”: shall mean, individually and collectively, Subordinate Lender and all other present or future holders of all or part of the Subordinate Debt, and their respective successors and assigns.

“Subordinate Debt”: shall mean and include all indebtedness, obligations and liabilities of any Loan Party to Subordinate Lender under the Subordinate Loan Documents.

“Subordinate Loan Documents”: shall mean the Redemption Agreement, Guaranty Agreement, the Subordinate Promissory Notes, the Security Agreements and any other documents, instruments or agreements by and between Borrower and/or any other person or entity, on the one hand, and Subordinate Lender, on the other hand, executed in connection with the Redemption Agreement, the Guaranty Agreement, the Subordinate Promissory Notes or the Security Agreements, as such agreements may be amended, restated or replaced from time to time.

“UCC”: shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois, as amended or restated from time to time.

Section 2.                      General.  Subordinate Creditor hereby acknowledges and agrees that payment of all or any part of the Subordinate Debt is and at all times hereafter shall remain subordinated to the full and timely payment of the Senior Debt.  Until the Senior Debt has been indefeasibly paid and satisfied in full and the Senior Commitment has been terminated, no Loan Party will make, and Subordinate Creditor will not accept, any payments whatsoever with regard to the Subordinate Debt.  If Subordinate Creditor receives any payments whatsoever on account of the Subordinated Debts in violation of this Subordination Agreement, Subordinate Creditor shall receive and hold such payments in trust for the benefit and as the property of Senior Creditor and shall immediately deliver all such payments to Senior Creditor.

Section 3.                      Lien Subordination; Lien Issues; Enforcement Issues.

(a)           Except for the Collateral described in the Security Agreements or as described on Exhibit “E” attached hereto, Subordinate Creditor hereby represents, warrants and covenants that no other Collateral currently exists or hereafter will exist as security for the Subordinate Debt.  All liens and security interests of Subordinate Creditor, whether now existing or hereafter arising and howsoever existing, whether pursuant to the Security Agreements or otherwise, in any of the Collateral, shall be and hereby are subordinated to the liens and security interests of Senior Creditor notwithstanding the date, manner or order of perfection of the security interests and liens granted to Senior Creditor or to Subordinate Creditor, any applicable law or decision, or whether any Lender holds possession of all or any part of the Collateral.

(b)           In the event that Senior Creditor shall be required by the Uniform Commercial Code or any other applicable law to give notice to Subordinate Creditor of intended disposition of any Collateral, such notice shall be given in accordance with Section 16 hereof and ten (10) days’ notice shall be deemed to be reasonable notification.  All proceeds of any Enforcement by either Senior Creditor or Subordinate Creditor shall be applied first, to the indefeasible payment in full in cash of all of the Senior Debt, in such order as Senior Creditor shall determine in its sole discretion, and second, subject to Subordinate Creditor’s agreements with the Borrower, to the indefeasible payment in full in cash of all Subordinate Debt in such order as Subordinate Creditor shall determine in its sole discretion; and third, to pay any surplus then remaining to the owner of the Collateral or its successors or assigns or as a court of competent jurisdiction may direct.

(c)            Subordinate Creditor acknowledges and agrees that Senior Creditor may, at any time and from time to time, exercise any of its rights and remedies pursuant to the Senior Loan Documents, at law, in equity or otherwise, without any duty, obligation or liability to Subordinate Creditor whatsoever.

(d)           Notwithstanding anything to the contrary contained in this Agreement or any of the Subordinate Loan Documents, upon a release by Senior Creditor of its lien in any Collateral, the lien of Subordinate Creditor in such Collateral shall automatically be released, without any further action on the part of such Subordinate Creditor.  Such automatic release shall not be effective with respect to releases granted by Senior Creditor in connection with the refinancing of Senior Debt by a new lender or other payment in full of Senior Debt and termination of Senior Commitments, provided Subordinate Creditor executes a new subordination agreement to Borrower’s new senior lender upon terms substantially similar to those set forth herein.

(e)           Senior Creditor and Subordinate Creditor each hereby appoint the other agent solely for purposes of perfecting its respective liens on and security interests in the Collateral described hereunder to the extent that a lien on such Collateral may be perfected by possession.

(f)           Notwithstanding anything to the contrary herein, Borrower shall obtain satisfactory lender’s loss payable endorsements naming both Senior Creditor and Subordinate Creditor, as their interests may appear, with respect to policies which insure the Collateral.  In the event of any loss relating to the Collateral, Senior Creditor shall have the sole and exclusive right, as against Subordinate Creditor, to adjust settlement for such insurance policies in the event of any loss.  All proceeds of such policies shall be paid to Senior Creditor until the indefeasible payment in full in cash of the Senior Debt and the termination of the Senior Commitment.  All proceeds of Borrower’s business interruption, credit, key man life or other insurance shall be payable to Senior Creditor until the indefeasible payment in full in cash of the Senior Debt and the termination of the Senior Commitment.

Section 4.                      Subordination in the Event of Insolvency, etc.  In the event and during the continuance of any Proceeding, all Senior Debt shall first be finally and indefeasibly paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property shall be made, received or accepted for or on account of any Subordinate Debt.  In the event of any Proceeding, any payment or distribution in any such Proceeding of any kind or character, whether in cash, securities or other property which would otherwise (but for this Agreement) be payable or deliverable in respect of any Subordinate Debt shall be paid or delivered by the person making such distribution or payment, whether a trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent, or otherwise, directly to Senior Creditor, for application in payment of the Senior Debt in accordance with the priorities then existing among such holders, to the extent necessary to indefeasibly pay in full all Senior Debt then remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

Section 5.                      Standstill.  Subordinate Creditor agrees to promptly send to Senior Creditor a copy of any notice of default under the Subordinate Loan Documents sent to any Loan Party and further agrees that Subordinate Creditor shall not exercise any rights or remedies or take any Enforcement action available upon the occurrence of a default or an event of default or otherwise under the Subordinate Loan Documents or take any action toward the collection of any Subordinate Debt until all of the Senior Debt shall have been indefeasibly paid in full in cash and the Senior Commitment shall have been terminated.

Section 6.                      Payments Notwithstanding. No payment or distribution of any character, whether in cash, securities or other property to which Subordinate Creditor would have been entitled except for the provisions of this Agreement and that shall have been made to or for the account of Senior Creditor shall, as between each Loan Party and its creditors (other than Senior Creditor), be deemed to be a payment or distribution by such Loan Party to or for the account of Senior Creditor, and from and after the indefeasible payment in full in cash of all Senior Debt and the termination of the Senior Commitment, Subordinate Creditor shall be subrogated to all rights of Senior Creditor to receive any further payments or distribution applicable to the Senior Debt until the principal of and interest on the Subordinate Debt shall be indefeasibly paid in full, and no such payment or distribution made pursuant to such rights of subrogation to Subordinate Creditor that otherwise would be payable or distributable to or for the account of Senior Creditor shall, as between each Loan Party and its creditors (other than Subordinate Creditor), be deemed to be a payment or distribution by such Loan Party to Subordinate Creditor or on account of the Subordinate Debt.

Section 7.                      No Prejudice or Impairment. The provisions of this Agreement are solely for the purposes of defining the relative rights of Senior Creditor, on the one hand and Subordinate Creditor, on the other hand.  Senior Creditor shall not be prejudiced in the right to enforce subordination of the Subordinate Debt by any act or failure to act by any Loan Party or anyone in custody of its assets or property.  Nothing herein shall impair, as between each Loan Party and Subordinate Creditor, the obligation of such Loan Party, which is unconditional and absolute, to pay to Subordinate Creditor the principal of and interest on the Subordinate Debt as and when the same shall become due in accordance with their terms, nor shall anything herein prevent Subordinate Creditor from exercising all remedies otherwise permitted by applicable law upon default under the Subordinate Loan Documents, subject, however, to the provisions of this Agreement and the rights of Senior Creditor to the extent provided herein.

Section 8.                      Turnover of Payments.  If any payment, distribution or security, or the proceeds of any thereof, shall be collected or received by Subordinate Creditor in contravention of any of the terms of this Agreement and prior to the indefeasible payment in full in cash of Senior Debt at the time outstanding and the termination of the Senior Commitment, the holder thereof will forthwith deliver such payment, distribution, security or proceeds to Senior Creditor and, until so delivered, the same shall be held in trust by such holder as the property of Senior Creditor.

Section 9.                      Bankruptcy Issues.

(a)           If any Loan Party shall become subject to a Proceeding, Subordinate Creditor agrees that Senior Creditor may consent to the use of cash collateral or provide financing to such Loan Party on such terms and conditions and in such amounts as Senior Creditor, in its sole discretion, may decide.  In connection with such cash collateral usage or such financing, such Loan Party (or a trustee appointed for the estate of such Loan Party) may grant to Senior Creditor liens upon all assets of such Loan Party, which liens (i) shall compensate Senior Creditor for the use of its cash collateral or secure such financing; and (ii) shall, with respect to the Collateral, be superior in priority to the liens held by Subordinate Creditor on the Collateral. Subordinate Creditor agrees that it will not seek to have the automatic stay lifted with respect to any of the Collateral.  Subordinate Creditor waives any claim it may now or hereafter have arising out of any borrowing or grant of any lien on the Collateral under Section 364 of the Federal Bankruptcy Code by such Loan Party, as debtor-in-possession.  Subordinate Creditor agrees not to object to or challenge any claim or lien asserted by or scheduled on behalf of Senior Creditor against such Loan Party or such Loan Party’s bankruptcy estate. To the extent that Senior Creditor receives payment on or proceeds of Collateral for the Senior Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Senior Creditor.  Subordinate Creditor hereby grants to Senior Creditor the right to file proofs of claim on account of the Subordinate Debt in any Proceeding in the event that Subordinate Creditor fails to do so within thirty (30) days prior to the bar date pertaining thereto.  Senior Creditor shall be permitted to vote Subordinate Creditor’s claim in any Proceeding, all voting rights with respect thereto being hereby assigned by Subordinate Creditor to Senior Creditor.

(b)           All allocations of payments between Senior Creditor and Subordinate Creditor shall continue to be made after the commencement of a Proceeding with respect to any Loan Party on the same basis that payments were to be allocated prior to the date of such commencement.  This Agreement shall be applicable both before and after the filing of any petition by or against any Loan Party under the Federal Bankruptcy Code and all references herein to a Loan Party shall be deemed to apply to a trustee for such Loan Party and such Loan Party as debtor-in-possession.

(c)           As further consideration for the mutual covenants and undertakings hereunder, Subordinate Creditor hereby agrees with Senior Creditor that Subordinate Creditor shall not be eligible to, and will not file any petition under 11 U.S.C. Section 303 against any Loan Party, during the term of this Subordination Agreement.  Subordinate Creditor acknowledges and agrees that any violation of this Section 9(c) will cause irreparable injury and damage to the applicable Loan Party and will impair the value of the enforceability of Senior Creditor’s security interest and lien in and to Senior Creditor’s Collateral, and that such a violation will result in an injury for which no adequate remedy at law exists.  Accordingly, Subordinate Creditor agrees that the filing of any petition under 11 U.S.C. Section 303 shall constitute the commencement of such action in bad faith, in which event, Subordinate Creditor hereby consents to the immediate dismissal with prejudice of such action and shall be liable for actions to the applicable Loan Party and Senior Creditor as provided in 11 U.S.C. Sections 303(i)(2)(A) and (B) and 510(a).

Section 10.                      Subordinate Debt Owed to Subordinate Creditor.  Subordinate Creditor represents and warrants, that, as of the date hereof, Subordinate Creditor has not previously assigned all or any portion of its interest in Subordinate Debt or the Collateral, and that no person or entity, other than Subordinate Creditor, owns or has an interest in the Subordinate Debt or the Collateral, and covenants and agrees that the entire Subordinate Debt shall continue to be owing only to Subordinate Creditor.

Section 11.                      Benefit of Agreement; Amendments of Certain Documents; etc.

(a)           This Agreement shall constitute a continuing offer to all persons who, in reliance upon such provisions, become a Senior Creditor, and such provisions are made for the benefit of each Senior Creditor and each of them may enforce such provisions.  The provisions of the Senior Loan Documents may be amended or modified in any respect without notice to Subordinate Creditor.  Neither Senior Creditor nor Subordinate Creditor shall have any obligation to preserve rights in the Collateral against any prior parties or to marshal any of the Collateral for the benefit of any person.  No failure to exercise, and no delay in exercising on the part of any party hereto, any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement are cumulative and shall not be exclusive of any rights or remedies provided by law.

(b)           So long as any Senior Debt or a Senior Commitment remains outstanding, Subordinate Creditor will not (except as provided or permitted hereunder):

(i)           Sell, assign, pledge, encumber or otherwise dispose of any of the Subordinate Debt or the Collateral securing such Subordinate Debt, if any; or

(ii)           Permit the terms of the Subordinate Loan Documents, any of the Subordinate Debt or the Collateral securing such Subordinate Debt, if any, to be changed in any manner without the prior written consent of Senior Creditor, which consent may be granted or withheld in its sole and absolute discretion.

Section 12.                      Representations and Warranties.  Each of the parties hereto hereby represents and warrants that (a) it has full power, authority and legal right to make and perform this Agreement, and (b) this Agreement is the legal, valid and binding obligation of each of the parties hereto, enforceable against such parties in accordance with the terms hereof.  Senior Creditor does not make any representations or warranties or assume any liability to Subordinate Creditor with respect to (i) the enforceability, validity, value or collectibility of the Collateral (or any portion thereof) or any guaranty or security which may have been granted to Senior Creditor in connection with the Senior Debt; or (ii) any Loan Party’s title or right to transfer the Collateral (or any portion thereof).

Section 13.                      Amendment. Neither this Agreement nor any of the terms hereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Senior Creditor and Subordinate Creditor.

Section 14                      Successors and Assigns. This Agreement, and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 15.                      Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of Illinois.

Section 16.                      Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be deemed to have been duly given and received, for purposes hereof when delivered by hand or three (3) days after being deposited in the mail, postage prepaid, or, in the case of a confirmed facsimile transmission notice, when sent to the facsimile number set forth below, addressed as follows:

If to Senior Lender: Fifth Third Bank 222 S. Riverside Plaza Chicago, Illinois 60606 Attention: Mr. Robert Tanakatsubo Facsimile No.: (312) 704-4127	With a copy to: Thompson Coburn LLP 55 East Monroe Street, 37th Floor Chicago, Illinois 60603 Attention: Victor A. Des Laurier, Esq. Facsimile No.: (312) 782-1746
If to Subordinate Lender: St George Investments LLC 303 E. Wacker Drive, Suite 1200 Chicago, Illinois 60601 Attention: Mr. John Fife Facsimile No.: (312) 819-9701	With a copy to: Hansen Black Anderson PLLC 2940 West Maple Loop Drive, Suite 103 Lehi, Utah 84043 Attention: Jon Hansen, Esq. Facsimile No.: (801) 922-5019

or at such address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

Section 17.                      Legend: Further Assurances.  Borrower and Subordinate Creditor will cause the Redemption Agreement, the Guaranty Agreement and the Security Agreements to be endorsed with the following legend:

“The obligations evidenced by this Agreement are subordinated to the prior payment in full of the “Senior Debt” and the termination of the “Senior Commitment” (as such terms are defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement dated as of August 17, 2012, by and between Fifth Third Bank, an Ohio banking corporation, and St George Investments LLC, an Illinois limited liability company.”

Section 18.                      Costs, Fees and Expenses.  If Subordinate Creditor violates any of the terms and provisions of this Agreement, then Subordinate Creditor shall reimburse Senior Creditor for all costs, fees and expenses incurred by Senior Creditor in enforcing the terms of this Agreement, including all attorneys’ fees, costs and expenses.

Section 19.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

Senior Creditor: Fifth Third Bank, an Ohio banking corporation	Subordinate Creditor: St George Investments LLC, an Illinois limited liability company By: /s/ John M. Fife Name: John M. Fife Title: President

Acknowledgment

The undersigned hereby accepts and acknowledges receipt of a copy of the foregoing Subordination Agreement, and agrees not to pay any of the Subordinated Debt to Subordinate Creditor, except in accordance with the terms and provisions of the Subordination Agreement.  In the event either of the undersigned acts in a manner inconsistent with the terms and provisions contained in the Subordination Agreement or this Acknowledgment, all of the Senior Debt shall, without presentment, demand, protest or notice of any kind, become immediately due and payable.

Pulse Systems, LLC, a Delaware limited liability company By: /s/ Robert T. Sullivan Name: Robert T. Sullivan Title: Chief Financial Officer

Exhibit “A”
Redemption Agreement

Attached.

Exhibit “B”
Guaranty Agreement

Attached.

Exhibit “C”
Borrower Security Agreement

Attached.

Exhibit “D”
UAHC Security Agreement

Attached.

Exhibit “E”
Subordinate Creditor Collateral

None.